Exhibit 99.1

ASPREVA PHARMACEUTICALS APPOINTS WILLIAM L. HUNTER, CEO OF ANGIOTECH PHARMACEUTICALS, TO ITS BOARD OF DIRECTORS

Victoria, B.C., Canada; June 13, 2006 - Aspreva Pharmaceuticals Corporation (NASDAQ: ASPV; TSX: ASV), an emerging pharmaceutical company focused on increasing the pool of evidence-based medicines available for patients living with less common diseases, today announced that William Hunter, MD, MSc has been appointed to the Company’s Board of Directors.

Dr. Hunter, 43, co-founded Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI; TSX: ANP) in 1992, and currently serves as President and Chief Executive Officer. Angiotech specializes in combining pharmaceutical agents with medical devices including the discovery and development of the TAXUS coronary stent which is implanted in over 1 million heart patients every year. Since the company’s inception, Dr. Hunter has assisted in growing the company to 1600 employees located in 14 facilities in 6 countries through extensive financing and M&A transactions. He also serves on the Board of Directors for Anormed Pharmaceuticals (TSX: AOM), Neuromed Pharmaceuticals and The Michael Smith Foundation for Health Research. Dr. Hunter has previously served on the Boards of Active Pass Pharmaceuticals, Inc., Vigil Health Management, Viewpoint, Inc. and the Canadian Arthritis Network, and served on the Steering Committee for BIO 2002.

Richard Glickman, Chairman and Chief Executive Officer of Aspreva Pharmaceuticals, comments, “William’s deep industry knowledge and experience will be an asset to Aspreva, particularly as we work to aggressively accelerate Aspreva’s growth.”

About Aspreva Pharmaceuticals
Aspreva is an emerging pharmaceutical company focused on identifying, developing and, upon regulatory approval, commercializing new indications for approved drugs and late stage drug candidates for patients living with less common diseases. Aspreva is listed on the NASDAQ National Market under the trading symbol "ASPV" and on the Toronto Stock Exchange under the trading symbol "ASV".

Statements contained herein that are not based on historical or current fact, including without limitation, statements containing the words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions constitute forward-looking statements or information within the meaning of the Private Securities Litigation Act of 1995 and applicable Canadian Securities Legislation. These include, without limitation, statements or information related to our strategy, future operations, clinical trials, prospects and plans of management. Forward-looking statements or information involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, without limitation, risks related to difficulties or delays in the progress, timing and results of our clinical trials, our ability to attract and retain collaborations relating to the development and commercialization of new indications, difficulties or delays in obtaining regulatory approval, competition from other pharmaceutical or biotechnology companies, and other risks detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. You are cautioned not to place undue reliance on these forward-looking statements or information, which speak only as of the date of this press release. All forward-looking statements or information are qualified in their entirety by this cautionary statement, and Aspreva undertakes no obligation to revise or update any forward-looking statements or information as a result of new information, future events or otherwise after the date hereof.